Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Nordion Inc. (formerly MDS Inc.) Amended and Restated Employee Share Ownership Plan, of our report dated January 25, 2010 with respect to the consolidated financial statements of Nordion Inc. (formerly MDS Inc.) and the effectiveness of internal control over financial reporting in its Annual Report (Form 40-F) for the year ended October 31, 2009, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Ottawa, Canada

November 18, 2010